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Exxon Mobil Corporation
(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC
Engine No. 1 LP
Engine No. 1 NY LLC
Christopher James
Charles Penner
Gregory J. Goff
Kaisa Hietala
Alexander Karsner
Anders Runevad

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From time to time, Engine No. 1 may distribute a message, included herein, to certain institutions or stockholders regarding its proxy solicitation at Exxon Mobil Corporation. Engine No. 1 has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

// REENERGIZE EXXON

Vote the WHITE Proxy Card Today to Reenergize ExxonMobil

Dear Fellow Shareholders,

ExxonMobil has underperformed its potential for years, and has destroyed shareholder value through wasteful spending and poor strategic planning.

Over the past four years, Exxon’s share price decreased by 54%, market cap decreased by $200 billion, and the CEO earned total compensation of $75 million, all while the S&P rose 68%.

That’s why we have nominated 4 new directors who have created billions of dollars of value in the energy industry to help unleash ExxonMobil’s full value potential for shareholders; read more about them here.

We’re not the only ones saying it’s time for change at ExxonMobil. Our campaign has won the support of the 3 largest pensions funds in the United States. And here’s what industry experts and investors have to say…

“What can the company do to get itself out of the deep hole it’s dug for itself over the years? It’s actually pretty straightforward. It’s not conceptually difficult but it will require a change in mindset and a big dose of humility, both no doubt hard for this company’s executive team and board to swallow. Engine No. 1 has four sensible recommendations that will benefit investors, the environment, and the company itself that involve board composition, long-term strategy, capital allocation, and incentives.”

By Robert G. Eccles, Forbes

April 29, 2021

“The Exxon board ‘needs an overhaul,’ to better manage climate risks and guide the company to a low carbon future, said N.Y. State Comptroller Thomas DiNapoli… ‘We are excited to have a new slate of candidates to support,’ DiNapoli said. ‘We are supporting Engine No 1’s slate of candidates because they bring transformative industry experience to the table and hold out hope that it is not too late to turn the tide at Exxon and improve its performance.’”

April 26, 2021

“The slate of four put up by activist Engine No. 1 could help. Gregory Goff helped the oil refiner Andeavor generate over 1,000% returns for investors during his reign. And Kaisa Hietala built and ran the renewable business at Finnish refiner Neste, which has helped push that firm’s share price up 10-fold over a decade.”

March 22, 2021

“‘We have performance issues with the company,’ said Simiso Nzima, investment director and head of corporate governance at California Public Employees’ Retirement System, the largest US public pension fund. ‘Exxon had carried out many years of destruction of corporate value, he said, including the recent writedown of about $20bn worth of assets it now deemed non-strategic. It’s not surprising that you’re seeing an activist investor,’ he added.”

March 3, 2021

“‘The goal’, said Aeisha Mastagni, portfolio manager for CalSTRS’ sustainable investment and stewardship strategies, ‘is to get new voices inside the boardroom. We are making sure we have the right alignment of interests in terms of the executive team, as opposed to the current board, which doesn’t have experience in the energy industry or with energy companies in transition’, she said. ‘This is providing a solution that we hope will drive performance.’”

December 14, 2020

“The fund’s selection of people with significant energy experience — including Gregory Goff, a former chief executive of refiner Andeavor — could prove significant. ‘The investment community is on board,’ said Sam Margolin, managing director of Wolfe Research. ‘The [Engine No. 1] board nominees have a really good chance of getting elected … they all have very strong repute, they have track records in the industry, and some of them cross over into low-carbon fields.’”

March 3, 2021

“Clark Williams-Derry, energy finance analyst at the Institute for Energy Economics and Financial Analysis, a nonprofit organization, told CNBC via telephone that… ‘Exxon stands out among its peers for having doubled down on the old oil and gas business model, hardly even giving lip service to the energy transitions that are realigning the market. And this stance creates long-term risks for the company,’ Williams-Derry said.”

February 5, 2021

“… Exxon’s debt has ballooned to $70 billion, and it may have to borrow more to pay dividends. Paul Sankey of Sankey Research explains that Exxon’s ‘original definitive strategy of being immune to market vagaries is dead.’ After a ‘decade of strategic errors,’ Exxon is ‘exactly where it never wanted to be: subject to oil markets and global GDP recovery.’ Nor has Woods enunciated any kind of holistic strategy for navigating the carbon transition, short of daring lawmakers to impose a national carbon tax.”

December 29, 2020

“‘Exxon was a superpower in every sense of the word — a blue-chip stock that handed out money year after year, a firm with a calling card to foreign leaders that rivalled even top international diplomats, and with geopolitical savvy that bested most intelligence agencies,’ said Amy Myers Jaffe, Professor at Tufts University’s Fletcher School of Law and Diplomacy. ‘It was one of the safest bets on Wall Street. But no more does it have this status,’ she adds.”

October 28, 2020

ExxonMobil lacks a plan to create shareholder value in a rapidly-changing world.  Our four nominees can help change that and protect the value of your investment.

VOTE THE WHITE PROXY CARD TODAY.

If you have already voted using the Blue proxy card, you can change your vote by clicking on the “Vote Now” button on the email associated with this message.

To learn more, please visit: www.ReenergizeXOM.com

Sincerely,

Engine No.  1

If you have any questions or need help in voting your shares, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED
Shareholders may call: (877) 750-8310 (TOLL-FREE from the U.S. and Canada)
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Engine No. 1 has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties.  Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.